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                      Securities and Exchange Commission

                            Washington, D.C. 20549

                                   FORM 8-K

                                Current Report

  Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                       Date of Report: December 2, 1997
                      (Date of earliest event reported)


                       Central Reserve Life Corporation
             (Exact Name of Registrant as specified in its charter)



           Ohio                               0-8483                           34-1017531
           ----                               ------                           ----------
(State or other jurisdiction of      (Commission File Number)         (IRS Employee Identification
       incorporation)                                                             Number)
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17800 Royalton Road, Strongsville, Ohio                 44136
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(Address of Principal Executive Offices)              (Zip Code)

                                (216) 572-2400
                                --------------
              (Registrant's telephone number, including area code)

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ITEM 5.                     OTHER EVENTS
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        On December 2, 1997, Central Reserve Life Corporation, an Ohio
corporation ("Central Reserve"), announced that it had entered into a definitive Stock Purchase Agreement with Strategic Acquisition Partners
("Strategic Partners"), pursuant to which Central Reserve will issue to
Strategic Partners 5,000,000 shares of its common stock and warrants to acquire up to 2,500,000 shares of its common stock for $27.5 million.

        Under the terms of the Stock Purchase Agreement, Strategic Partners has agreed to arrange for an interim loan of $20 million (the "Interim Loan") to Central Reserve on or before December 17, 1997, approximately $14 million of which will be invested in Central Reserve's insurance subsidiary, Central
Reserve Life Insurance Company. The balance of the net proceeds will be used to satisfy Central Reserve's $5.2 million loan from Huntington National Bank.
Central Reserve has agreed to issue warrants to Strategic Partners' investors to purchase an additional 1,000,000 shares of common stock at $6.00 per share in connection with their efforts to secure this financing.

        Upon issuance of the 5,000,000 shares, Strategic Partners and its investors will own approximately 54 percent of Central Reserve's common stock.
If all warrants to be issued are exercised, Strategic Partners and its investors will own approximately 67 percent of Central Reserve's issued and outstanding common stock.

        The purchase of the stock and warrants is subject to certain conditions, including the approval of Central Reserve's shareholders at a special meeting to be held as soon as practicable, receipt of regulatory approvals, and a financing contingency. The funding of the Interim Loan is subject, among other things, to completion of loan documents between Central
Reserve and Strategic Partners and receipt by Strategic Partners of its committed financing.
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Item 7.  Financial Statements and Exhibits


   (c)   Exhibits

          2.1 Stock Purchase Agreement, dated as of November 26, 1997, by and between Strategic Partners and Central Reserve.*


         99.1 Letter from Strategic Partners to Central Reserve outlining the terms for the Interim Loan.

         99.2     Press Release dated December 2, 1997.


* The Disclosure Schedule to the Stock Purchase Agreement is omitted. The parties agree to furnish supplementally a copy of this Disclosure Schedule to the Securities and Exchange Commission upon request.



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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: December 2, 1997               CENTRAL RESERVE LIFE CORPORATION

                                     By: Frank W. Grimone

                                     Frank W. Grimone, Chief Financial Officer